EXHIBIT 24.2

                              Accountant's Consents



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                                                                Exhibit 24.2






                              Accountants' Consent

The Board of Directors
Intervest Bancshares Corporation
New York, New York:

We consent to the use of our report dated January 14, 2000 (except for Note 23, as to which the date is March 10, 2000) relating to the consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years then ended of Intervest Bancshares Corporation and to the use of our name under the caption of "Experts," in the Registration Statement on Form SB-2 of Intervest Bancshares Corporation.

HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
April 24, 2000